Exhibit 10.70

CONFIDENTIAL TREATMENT

COMMERCIAL SUPPLY AGREEMENT

        This Commercial Supply Agreement (this "Agreement") is entered into and effective as of the 1st day of June 2002 ("Effective Date") by and between Baxter Pharmaceutical Solutions LLC ("BAXTER"), a Delaware limited liability company having a place of business at 927 South Curry Pike, Bloomington, Indiana 47403, and IDEC Pharmaceuticals Corporation ("CLIENT"), a Delaware corporation having a place of business at 3030 Callan Road, San Diego, CA 92121.

RECITALS

1.	CLIENT is engaged in the development, bulk production, formulation, sale and distribution of pharmaceutical products;
2.	BAXTER is engaged in the filling, labeling and packaging of pharmaceutical products;
3.	CLIENT and BAXTER desire to have BAXTER fill, package, inspect, label, and test a certain pharmaceutical product known as Ibritumomab Tiuxetan ("Zevalin") for distribution and sale by CLIENT.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
Article 1, DEFINITIONS
As used in this Agreement, the following words and phrases shall have the following meanings:
1.1
"Affiliate" of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation).
1.2
"Batch" shall mean a specific quantity of a Kit Component or Kit set forth in the Project Plan for such Kit Component or Kit that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing run during the same cycle of Production.
1.3
"BAXTER SOPs" shall mean BAXTER's Standard Operating Procedures. Copies of BAXTER's Standard Operating Procedures have been provided by BAXTER to CLIENT prior to the Effective Date. BAXTER shall be responsible at all times to cause the Product-specific BAXTER SOPs to be consistent with the Product Master Plan.
1.4
"BLA" shall mean CLIENT's biologics license application filed with the FDA relating to the Kit and each Kit Component, together with any amendments and supplements to such application as may be filed during the term of this Agreement.
1.5	"Bulk Conjugated Antibody" shall mean the bulk form of the active ingredient, 2B8-MX-DTPA conjugated antibody, used as the raw material in the Production of the Kit.
1.6
"Cancellation Fee" shall be the applicable fee payable by CLIENT for modification or cancellation of a Firm Purchase Order set forth in [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time by mutual written agreement of the parties.

1.7	"CLIENT Trademarks" shall mean the proprietary mark(s) for Product owned by CLIENT.
1.8
"Components" shall mean all Components, including Bulk Conjugated Antibody, used by BAXTER in the Production of Products under this Agreement. Components are listed in the Kit Component Specifications and Kit Specifications, such Components identified as Components supplied by CLIENT ("CLIENT Supplied Components") and Components supplied by BAXTER ("BAXTER Supplied Components").
1.9	"Confidential Information" shall have the meaning set forth in the Confidentiality Agreement.
1.10
"Confidentiality Agreement" shall mean the Confidentiality Agreement signed by CLIENT and Baxter Healthcare Corporation on December 10, 2001 and assigned to BAXTER on or about January 1, 2002, as amended hereby and as amended, supplemented or restated hereafter from time to time by mutual written agreement of the parties.
1.11
"Current Good Manufacturing Practices" or "cGMP" shall mean (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA Regulations (including without limitation 21 CFR 210 and 211), policies or guidelines, in effect at any time during the term of this Agreement, for the Production and testing of pharmaceutical materials as applied solely to Products, and (b) the corresponding requirements of each applicable Regulatory Authority.
1.12
"Delivery Date" shall mean, (i) with respect to a Kit Component, the date that such Kit Component is filled, and (ii) with respect to a Kit, the date that such Kit is delivered to a common carrier designated by CLIENT.
1.13	"Effective Date" shall mean the date of this Agreement as set forth above.
1.14	"FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.
1.15	"FD&C Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.
1.16
"Kit" shall mean one (1) reaction vial, one (1) 50mM sodium acetate vial, one (1) formulation buffer vial (U.S. or EU as applicable) and one (1) 2B8-MX-DTPA conjugated antibody vial, labeled, packaged and assembled with secondary packaging components for use either as an imaging agent (a "Labeled Imaging Kit") or as a therapeutic agent (a "Labeled Therapeutic Kit"), as specified in [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2.
1.17
"Kit Component" shall mean any one (1) of the individual vials specified in [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2, which is labeled ("Labeled Kit Component") or unlabeled ("Unlabeled Kit Component").
1.18
"Kit Component Specifications" shall mean the specifications and testing to be performed for each Kit Component, set forth on [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2.
1.19
"Kit Specifications" shall mean the specifications, and testing to be performed for each Kit, set forth on [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2.
1.20	"Long Range Forecast" shall be defined in Section 4.1.

1.21
"Master Batch Record" shall mean the formal set of instructions for the Production of each Kit Component or the Kit. The Master Batch Record for the Production of the 2B8-MX-DTPA conjugated antibody vial is set forth on [CONFIDENTIAL TREATMENT REQUESTED]. The Master Batch Record for each other Kit Component shall be the formal set of instructions, for the Production of such Kit Component, that is mutually acceptable to the parties and (except as the parties otherwise mutually agree in writing) shall contain all contents of the batch record previously provided by CLIENT to BAXTER for such Kit Component. The parties shall use commercially reasonable efforts to complete the Master Batch Record for each other Kit Component within [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date (but in any event prior to the Production of a Stability/Validation Batch for such Kit Component). The Master Batch Record for each other Kit Component shall be incorporated into [CONFIDENTIAL TREATMENT REQUESTED] upon their completion. The Master Batch Record for the Kits shall be the formal set of instructions, for the Production of the Kits, that is mutually acceptable to the parties and (except as the parties otherwise mutually agree in writing) shall contain all content of the batch record previously provided by CLIENT to BAXTER for the Kits. The parties shall use commercially reasonable efforts to complete the Master Batch Record for the Kits within [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date (but in any event prior to the Production of a Kit). The Master Batch Record for the Kits shall be incorporated into [CONFIDENTIAL TREATMENT REQUESTED] upon their completion. The Master Batch Record for each Kit Component or Kit may be amended, supplemented or restated from time to time by mutual written agreement of the parties.
1.22	"Produce" or "Production" shall mean the filling, packaging, inspecting, labeling, and testing of a Kit Component or Kit by BAXTER.
1.23	"Products" shall mean, collectively, the Kits and the Unlabeled Kit Components.
1.24	"Product Master Plan" shall mean, collectively, the following:
	•	the Quality Agreement;
	•	the Kit Specifications;
	•	the Kit Component Specifications;
	•	the Master Batch Records;
	•	the Project Plans;
•
the Regulatory Authorities and Countries where Products will be sold, set forth on [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2;
	•	the Regulatory Plan;
	•	the Cancellation Fees;
	•	the Purchase Prices; and
	•	the Shipping Instructions.
1.25
"Project Plans" shall mean, collectively, the plans containing the parameters for the Production of Products set forth on [CONFIDENTIAL TREATMENT REQUESTED] 6, as amended, supplemented or restated from time to time by mutual written agreement of the parties.
1.26	"Purchase Order" shall mean written orders from CLIENT to BAXTER which shall specify (a) the quantity of Kit Component or Kit ordered, (b) Delivery Dates, and (c) delivery destinations.

1.27
"Purchase Price" shall mean, with respect to each Kit Component or Kit that is Produced under this Agreement and released by BAXTER's quality assurance department in accordance with the Quality Agreement, the applicable price for such Kit Component or Kit Produced under this Agreement set forth in Part A of [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2 or as the parties otherwise mutually agree in writing. The Purchase Price for each Kit Component or Kit is subject to adjustment from time to time in accordance with Section 5.3.
1.28
"Quality Agreement" shall mean the Intercompany Quality Agreement in the form attached as [CONFIDENTIAL TREATMENT REQUESTED] to this Agreement entered into by BAXTER and CLIENT as of the Effective Date, as amended, supplemented or restated from time to time in accordance with Section 2.3 or as the parties otherwise mutually agree in writing.
1.29
"Regulatory Approval" shall mean all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.
1.30
"Regulatory Authority" shall mean those agencies or authorities responsible for regulation of Products in the United States and overseas. BAXTER shall have no obligation to Produce Products in compliance with the requirements of a Regulatory Authority not specified in [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2.
1.31
"Regulatory Plan" shall mean the plan containing regulatory services and support for regulatory submissions and supporting documentation for Production of Products attached as [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time by mutual written agreement of the parties.
1.32
"Released Executed Batch Record" shall mean the completed batch record (in the form of the applicable Master Batch Record) and associated deviation reports, investigation reports, and Certificates of Analysis (provided in accordance with the Quality Agreement) created for each Batch and approved as released to CLIENT under cGMP by BAXTER's quality assurance department.
1.33	"Rolling Forecast" shall be defined in Section 4.1
1.34
"Shipping Instructions" shall mean the shipping instructions for Product Produced under this Agreement set forth on [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2.
1.35
"Stability/Validation Batches" shall mean (a) with respect to each Kit Component (other than the reaction vial specified in [CONFIDENTIAL TREATMENT REQUESTED] (as amended, supplemented or restated from time to time in accordance with Section 2.2.2)), the first [CONFIDENTIAL TREATMENT REQUESTED] cGMP batches thereof Produced under this Agreement, and (b) with respect to the reaction vial specified in [CONFIDENTIAL TREATMENT REQUESTED] (as amended, supplemented or restated from time to time in accordance with Section 2.2.2), the first cGMP batch thereof Produced under this Agreement.
Article 2, PRODUCT MASTER PLAN
2.1	Product Master Plan. Prior to the Effective Date, the parties have mutually agreed upon each of the exhibits attached to this Agreement comprising the Product Master Plan.

2.2	Amendment of Product Master Plan.
2.2.1
Except as otherwise set forth in Sections 2.2.2 and 2.3, the Product Master Plan may be amended from time to time, as the parties experience with the Production, testing and use of the applicable Product warrants, only upon mutual written agreement of CLIENT and BAXTER.
2.2.2
At the reasonable request of CLIENT, the parties shall negotiate in good faith modification(s) to the Kit Specifications and/or Kit Component Specifications to address regulatory concerns raised by any Regulatory Authority or reasonably raised by CLIENT. At the reasonable request of CLIENT, the parties shall negotiate in good faith modification(s) to the list of countries where Products will be sold and/or the Regulatory Authorities. The Shipping Instructions may be amended from time to time, in the reasonable discretion of CLIENT effective upon written notice to BAXTER. In the event of any modification(s) to the Kit Component Specifications, Kit Specifications, the Shipping Instructions, the list of countries where Products will be sold and/or the Regulatory Authorities that result in an [CONFIDENTIAL TREATMENT REQUESTED]
2.3
Quality Agreement. The effectiveness of this Agreement is conditioned upon the parties duly executing and delivering the Quality Agreement on or before the Effective Date. At the reasonable request of either party, the parties shall negotiate in good faith amendment(s) to the Quality Agreement (a) to address matters specific to the Production of Product for sale and use outside the United States, and (b) to address regulatory concerns raised by any Regulatory Authority or reasonably raised by either party.
2.4
No Amendment of Agreement. In the event that the terms of the Product Master Plan or Quality Agreement are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the parties. The Product Master Plan and Quality Agreement shall be deemed to be incorporated herein and by reference and made a part of this Agreement.
Article 3, PURCHASE AND SUPPLY OF PRODUCT
3.1
Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, CLIENT shall purchase from BAXTER, and BAXTER shall Produce and deliver to CLIENT, such quantities of Products as ordered by CLIENT in accordance with Sections 3 and 4 of this Agreement.
3.2
Reproduction, Rework or Reprocessing. If any reprocessing, rework, or reproduction is required in order to meet the Kit Component Specifications and/or Kit Specifications, BAXTER shall conduct such reprocessing, rework, or reproduction in compliance with cGMPs and the BLA. Any reprocessing, rework, reproduction, or change which is not covered by the BLA must be approved in writing by CLIENT prior to implementation. [CONFIDENTIAL TREATMENT REQUESTED]

3.3
Bulk Conjugated Antibody and Other Components Delivery. CLIENT, [CONFIDENTIAL TREATMENT REQUESTED], shall deliver or cause to be delivered, (a) a reasonably sufficient amount of Bulk Conjugated Antibody and/or other CLIENT Supplied Components, and (b) any applicable certificate of analysis therefor, all to be delivered to BAXTER at least [CONFIDENTIAL TREATMENT REQUESTED] calendar days in advance of the scheduled date for the applicable Production. Except as may specifically be set forth in the Product Master Plan, on receipt of the Bulk Conjugated Antibody and/or other CLIENT Supplied Components as set forth above, BAXTER's sole obligation with respect to evaluation of the Bulk Conjugated Antibody and other CLIENT Supplied Components shall be to review the accompanying certificate of analysis to confirm that the Bulk Conjugated Antibody and/or other CLIENT Supplied Components (as applicable) conform with the Kit Specifications and/or Kit Component Specifications (as applicable). CLIENT at all times shall retain title to all Bulk Conjugated Antibody and other CLIENT Supplied Components, and all accompanying documentation supplied by CLIENT, together with all vials filled with Bulk Conjugated Antibody or other CLIENT Supplied Components.
3.4
Material Safety. CLIENT shall provide BAXTER a Material Safety Data Sheet for all Bulk Conjugated Antibody and other CLIENT Supplied Components delivered to BAXTER. BAXTER shall immediately notify CLIENT of any unusual health or environmental occurrence relating to a Product, including, but not limited to any claim or complaint by any employee of BAXTER or any of its Affiliates or third party that the operations of BAXTER pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. BAXTER agrees to advise CLIENT immediately of any safety or toxicity problems of which it becomes aware regarding a Product.
3.5
Vendor and Supplier Audit and Certification. CLIENT shall be solely responsible for certifying and auditing all vendors and suppliers of Bulk Conjugated Antibody and Components. All vendors and suppliers of Bulk Conjugated Antibody and Components shall be subject to CLIENT's prior written approval, and may be changed by CLIENT from time to time upon written notice to BAXTER. To the extent such changes result in increased cost to BAXTER, BAXTER may adjust the Purchase Price for Product in accordance with the mechanism set forth in Section 5.3.
3.6
Purchase of Materials. BAXTER shall purchase, at BAXTER's expense, all packaging and filling materials listed in the Product Master Plan, primary container Components and secondary packaging materials required to Produce Product. BAXTER shall control packaging materials listed in the Product Master Plan and shall assist CLIENT with evaluation and purchase of modified materials in the event that CLIENT requests, pursuant to Section 2.2, a packaging change in the Kit Specifications and/or Kit Component Specifications. BAXTER shall not initiate any changes to materials without written approval from CLIENT.
3.7
BAXTER Supplied Components. BAXTER will purchase the BAXTER Supplied Components in quantities sufficient to meet CLIENT's Purchase Orders for Kit Components or Kits consistent with Section 4. [CONFIDENTIAL TREATMENT REQUESTED]
3.8
Importer of Record. In the event any material or equipment to be supplied by CLIENT, including without limitation CLIENT Supplied Components and Bulk Conjugated Antibody, is imported into the United States for delivery to BAXTER ("Imported Goods"), such Imported Goods shall be imported [CONFIDENTIAL TREATMENT REQUESTED] CLIENT shall be the "Importer of Record" of such Imported Goods. As the Importer of Record, CLIENT shall be responsible for (a) [CONFIDENTIAL TREATMENT REQUESTED], (b) [CONFIDENTIAL TREATMENT REQUESTED] (c) [CONFIDENTIAL TREATMENT REQUESTED].

3.9	Storage.
3.9.1
Product Storage. In no event shall BAXTER be required to store any Kit Component or Kit for more than [CONFIDENTIAL TREATMENT REQUESTED] after such Kit Component or Kit is released by BAXTER's quality assurance department, without BAXTER's prior written consent and CLIENT's agreement to reimburse BAXTER for at the rate set forth in Part B of [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2 or as the parties otherwise mutually agree in writing.
3.9.2
Bulk Conjugated Antibody and Other CLIENT Supplied Component Storage. In no event shall BAXTER be required to store more than a [CONFIDENTIAL TREATMENT REQUESTED] supply of Bulk Conjugated Antibody or other CLIENT Supplied Components as calculated [CONFIDENTIAL TREATMENT REQUESTED] without the prior written consent of BAXTER and CLIENT's agreement to reimburse BAXTER at the rate set forth in Part B of [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2 or as the parties otherwise mutually agree in writing.
3.9.3
Third Party Storage. BAXTER shall be permitted to store [CONFIDENTIAL TREATMENT REQUESTED] in third party storage facilities only to the extent permitted in the applicable Project Plans, provided in each case that (a) such third party shall have been previously approved in writing by CLIENT and (b) CLIENT shall have the right to visit, inspect and audit such third party's facilitates and records used in or that otherwise directly affect the storage of any Kit Component or Kit.
Article 4, [CONFIDENTIAL TREATMENT REQUESTED]
4.1	[CONFIDENTIAL TREATMENT REQUESTED].
	4.1.1	[CONFIDENTIAL TREATMENT REQUESTED].
4.1.2
Prior to the [CONFIDENTIAL TREATMENT REQUESTED] of each [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date, CLIENT will provide BAXTER in writing a [CONFIDENTIAL TREATMENT REQUESTED] rolling forecast of CLIENT's forecasted orders for Products (the "Rolling Forecast"). CLIENT shall not increase the quantity forecasted for the [CONFIDENTIAL TREATMENT REQUESTED] of each Rolling Forecast to more than [CONFIDENTIAL TREATMENT REQUESTED] of the quantity forecasted for the second calendar quarter of the immediately preceding Rolling Forecast, and shall not decrease the quantity forecasted for the first calendar quarter of each Rolling Forecast to [CONFIDENTIAL TREATMENT REQUESTED] of the quantity forecasted for the [CONFIDENTIAL TREATMENT REQUESTED] of the immediately preceding Rolling Forecast.

	4.1.3	BAXTER shall supply CLIENT with the quantity of each Product ordered by CLIENT for a calendar quarter, unless the quantity ordered for such calendar quarter exceeds [CONFIDENTIAL TREATMENT REQUESTED] of the quantity of such Product forecasted for such calendar quarter in the most recent Rolling Forecast, in which event BAXTER shall use commercially reasonable efforts to supply quantities [CONFIDENTIAL TREATMENT REQUESTED] of the quantity of such Product forecasted for such calendar quarter in the most recent Rolling Forecast. In no event shall CLIENT order and purchase in any calendar quarter less [CONFIDENTIAL TREATMENT REQUESTED]of the quantity of such Product forecasted for such calendar quarter in the most recent Rolling Forecast (the "Minimum Quantity"). [CONFIDENTIAL TREATMENT REQUESTED] Notwithstanding anything to the contrary in this Agreement, CLIENT's minimum purchase obligations under this Agreement, other than with respect to the Stability/Validation Batches of Product under this Agreement, shall not commence [CONFIDENTIAL TREATMENT REQUESTED] Additionally, notwithstanding anything to the contrary in this Agreement, the [CONFIDENTIAL TREATMENT REQUESTED]
	4.1.4	[CONFIDENTIAL TREATMENT REQUESTED]
4.2
Purchase Orders. Prior to or on the [CONFIDENTIAL TREATMENT REQUESTED], CLIENT shall submit Purchase Orders to BAXTER covering CLIENT's purchases of Kit Components and Kits pursuant to this Agreement. CLIENT shall not, without the written consent of BAXTER, designate (a) a Delivery Date in a Purchase Order for Kits earlier than [CONFIDENTIAL TREATMENT REQUESTED] from the date CLIENT submits the Purchase Order therefor, provided that CLIENT has satisfied its obligations under this Agreement to enable sufficient Kit Components to be available, or (b) a Delivery Date in a Purchase Order for Kit Components earlier than [CONFIDENTIAL TREATMENT REQUESTED] from the date CLIENT submits the Purchase Order. Within [CONFIDENTIAL TREATMENT REQUESTED]after the receipt of a Purchase Order, BAXTER shall provide a confirmation of receipt of such Purchase Order setting forth the Delivery Date that BAXTER will meet and setting forth BAXTER's filling date for such order. [CONFIDENTIAL TREATMENT REQUESTED] If BAXTER is unable to meet the specified Delivery Date, except when caused by CLIENT's delay in delivery of Bulk Conjugated Antibody or other CLIENT Supplied Components, BAXTER shall so notify CLIENT and provide to CLIENT an alternative Delivery Date which shall not be more than [CONFIDENTIAL TREATMENT REQUESTED] later than the initial Delivery Date designated by CLIENT in its Purchase Order. In the event that CLIENT modifies or cancels [CONFIDENTIAL TREATMENT REQUESTED] without BAXTER's written consent, CLIENT shall pay the Cancellation Fees as set forth in the Product Master Plan. To the extent of any conflict between Purchase Orders submitted by CLIENT and this Agreement, this Agreement shall control.
4.3
Bulk Conjugated Antibody and Other Component Delivery Delays. BAXTER shall have no responsibility for delays in delivery of Product caused by delays in receipt of Bulk Conjugated Antibody or other CLIENT Supplied Components. BAXTER shall have no responsibility for delays in delivery of Product to the extent [CONFIDENTIAL TREATMENT REQUESTED]
Article 5, PRICE
5.1
Kit Component and Kit Purchase Price. The price to be paid by CLIENT for each Kit Component or Kit that is Produced under this Agreement and released by BAXTER's quality assurance department in accordance with the Quality Agreement shall be the applicable Purchase Price therefor, as set forth in Part A of [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2 or as the parties otherwise mutually agree in writing.

5.2
Process Development, Validation, Regulatory and Other Services Price. The price to be paid by CLIENT for process development, validation, regulatory and other services (which price shall exclude the Purchase Price for each Kit Component or Kit that is Produced under this Agreement and released by BAXTER's quality assurance department in accordance with the Quality Agreement) shall be set forth in Part B of [CONFIDENTIAL TREATMENT REQUESTED], as amended, supplemented or restated from time to time in accordance with Section 2.2.2 or as the parties otherwise mutually agree in writing.
5.3
Purchase Price Adjustment. [CONFIDENTIAL TREATMENT REQUESTED], the Purchase Price of each Kit Component or Kit may be adjusted to reflect changes in the cost of BAXTER Supplied Components and labor costs paid by BAXTER in connection with the Production of such Kit Component or Kit, not to exceed the change in the [CONFIDENTIAL TREATMENT REQUESTED]. BAXTER shall provide CLIENT with written notice, which notice shall set forth the amount of such Purchase Price adjustment. BAXTER shall provide such notice not later than [CONFIDENTIAL TREATMENT REQUESTED] following each such anniversary date to be effective, and any increase set forth in such notice shall be effective for Purchase Orders received by BAXTER after such anniversary date.
Article 6, SHIPMENT AND INVOICING
6.1
Delivery Terms. BAXTER shall ship Products in accordance with the Product Master Plan, and deliver Products to CLIENT or to a location designated by CLIENT in applicable Purchase Order [CONFIDENTIAL TREATMENT REQUESTED] BAXTER's facility in Bloomington, Indiana freight collect, by a common carrier designated by CLIENT in Shipping Instructions, at [CONFIDENTIAL TREATMENT REQUESTED] expense; provided, however, subject to Article 13, BAXTER shall be responsible for the loading of Products on departure [CONFIDENTIAL TREATMENT REQUESTED] shall procure, [CONFIDENTIAL TREATMENT REQUESTED], insurance covering damage or loss to Products during shipping.
6.2
Exporter of Record. CLIENT shall be the exporter of record for any Product shipped out of the United States, as CLIENT remains the owner of such Product. CLIENT warrants that all shipments of any Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation.

[CONFIDENTIAL TREATMENT REQUESTED]. CLIENT shall select and [CONFIDENTIAL TREATMENT REQUESTED] freight forwarder who shall solely be CLIENT's agent. CLIENT and its freight forwarder shall be responsible for preparing and filing the Shipper's Export Declaration and any other applications required for the export. BAXTER shall cooperate with CLIENT by providing reasonable assistance in preparing and filing any necessary documents to support CLIENT's import and export applications.
6.3
Foreign Corrupt Practices Act. CLIENT acknowledges it is not the agent of BAXTER and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale of Products.

6.4
Payment Terms. BAXTER shall invoice CLIENT for each Kit Component or Kit that is Produced under this Agreement and released by BAXTER's quality assurance department in accordance with the Quality Agreement at the time such Kit Component or Kit is so released; provided, however, that the stated due date of each such invoice shall not be prior to the later of (a) [CONFIDENTIAL TREATMENT REQUESTED] following the date of CLIENT's receipt of the applicable Product samples, (b) [CONFIDENTIAL TREATMENT REQUESTED] following the date of CLIENT's receipt of the applicable Released Executed Batch Record(s) and related documentation in accordance with the Product Master Plan, or (c) [CONFIDENTIAL TREATMENT REQUESTED]s following the date of the invoice. BAXTER shall invoice CLIENT for all process development, validation and regulatory services (if any) monthly in arrears, which invoices shall set forth in reasonably specific detail the services performed and the costs therefor. CLIENT shall pay all amounts invoiced on or before the stated due date of the applicable invoice, provided that on the date of such invoice BAXTER shall have (a) sent by facsimile such invoice to CLIENT to such facsimile number as most recently requested in writing by CLIENT for such purpose, and (b) deposited the original of such invoice in the United States mail, first class postage prepaid and addressed to CLIENT at such address as most recently requested in writing by CLIENT for such purpose. Notwithstanding anything to the contrary in this Section, [CONFIDENTIAL TREATMENT REQUESTED]

Payments shall be made in U.S. dollars by check delivered to BAXTER, or by wire transfer. Each invoice shall be payable by CLIENT in accordance with the terms noted above. [CONFIDENTIAL TREATMENT REQUESTED].
6.5
Default in Payment Obligations. In addition to all other remedies available to BAXTER in the event of a CLIENT default, if CLIENT fails to make payments as required hereunder of amounts invoiced (other than amounts contested by CLIENT in good faith), [CONFIDENTIAL TREATMENT REQUESTED].
Article 7, ACCEPTANCE OF PRODUCT
7.1
Product Conformity. Within the later of [CONFIDENTIAL TREATMENT REQUESTED], CLIENT shall have the right to determine whether Product conforms to cGMP, to all other applicable United States laws and regulations and all foreign laws and regulations of the countries listed in [CONFIDENTIAL TREATMENT REQUESTED] (as amended, supplemented or restated from time to time in accordance with Section 2.2.2), to the applicable Kit Component Specifications and/or Kit Specifications, and to the applicable Project Plan(s) and the Quality Agreement (collectively the "Product Requirements"). Notwithstanding the foregoing, if CLIENT has conducted at least one test of the applicable Batch and in good faith has requested in writing, within the time period specified in Section 7.1, additional time to perform additional testing, then such period shall be extended as reasonably necessary for CLIENT, or BAXTER (if requested by CLIENT), to perform such additional testing.
7.1.1
If (a) any Product conforms to the Product Requirements, or (b) CLIENT fails to notify BAXTER within the time period specified in Section 7.1 that any Product does not conform to the Product Requirements, then CLIENT shall be deemed to have accepted such Product and waived its right to revoke acceptance.
7.1.2
If CLIENT believes any Product does not conform to the Product Requirements, it shall give written notice to BAXTER specifying the manner in which such Product fails to meet the Product Requirements. Guidelines for resolving any disputed claims regarding conformity of Product are set forth in Section 7.1.3.

7.1.3
If the parties dispute whether any Product is conforming or non-conforming, the samples of Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the parties. The non-prevailing party shall bear the costs of such laboratory or consultant, except as set forth in Section 7.2.3.
7.2	Remedies for Non Conforming Product.
7.2.1
In the event BAXTER agrees that any Product is non-conforming or the laboratory determines that the shipment of Product is non-conforming, BAXTER shall replace such non-conforming Product within the latter of (a) [CONFIDENTIAL TREATMENT REQUESTED] from receipt of the applicable replacement CLIENT Supplied Component(s) from CLIENT or (b) [CONFIDENTIAL TREATMENT REQUESTED] from the date of determination by the third party of non-conformity or agreement by BAXTER of such non-conformity.
	7.2.2	[CONFIDENTIAL TREATMENT REQUESTED]
	7.2.3	[CONFIDENTIAL TREATMENT REQUESTED]
7.3
Non Conforming Bulk Conjugated Antibody or Other CLIENT Supplied Components. If Product is rejected by CLIENT, and such Product's failure to meet the Product Requirements is the result of non-conforming Bulk Conjugated Antibody or other CLIENT Supplied Component(s), then such non-conformity shall be deemed not to be non-conforming as a result of the negligence, omission or willful misconduct of BAXTER or BAXTER's breach of its warranties or obligations under this Agreement.
Article 8, TERM AND TERMINATION
8.1
Term. This Agreement shall be effective on the Effective Date and shall continue for sixty (60) months thereafter (the "Term"), unless earlier terminated in accordance with the terms of this Agreement.
8.2
Termination for Breach. Either party may terminate this Agreement upon the material breach of this Agreement by the other party if such material breach is not cured by the breaching party within ten (10) calendar days for monetary defaults, and thirty (30) calendar days for non-monetary defaults (or such additional time reasonably necessary to cure such non-monetary default provided the breaching party has commenced a cure within the thirty (30) calendar day period and is diligently pursuing completion of such cure) after receipt by the breaching party of written notice of such default. In the event that the Production or sale of any Product is enjoined due to the alleged infringement by either party of the proprietary rights of a third party such occurrence shall not be deemed a breach of this Agreement by CLIENT or BAXTER.
8.3
Termination by CLIENT. CLIENT may terminate this Agreement, at its option in its sole discretion, (a) if CLIENT fails to obtain the applicable Regulatory Approval to sell Product Produced by BAXTER under this Agreement within [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date due in whole or in part to any act or omission of BAXTER, or (b) upon the withdrawal of the Kit from the market and termination of the marketing and sales of the Kit by CLIENT.
8.4
Additional Rights and Remedies. Subject to Section 13.1, termination under this Section 8 shall be in addition to the other rights and remedies of the terminating party. Termination of this Agreement for any reason shall not relieve any party of any obligations accruing prior to such termination.

8.5
Non-cancelable Costs and Expenses. In the event of the termination of this Agreement, except by CLIENT as a result of a breach by BAXTER under Section 8.2, CLIENT shall (a) [CONFIDENTIAL TREATMENT REQUESTED] In addition, in the event of termination or cancellation for any reason, [CONFIDENTIAL TREATMENT REQUESTED] BAXTER promptly shall deliver such materials to CLIENT pursuant to Section 6.1. CLIENT shall make payment for all [CONFIDENTIAL TREATMENT REQUESTED] described in this Section 8.5 within thirty (30) calendar days from the date of receipt by CLIENT of the applicable invoice.
8.6
Termination Damages. In addition to [CONFIDENTIAL TREATMENT REQUESTED], (a) in the event of termination of this Agreement by BAXTER under Section 8.2 or (b) in the event of termination of this Agreement by CLIENT under clause (b) of Section 8.3, [CONFIDENTIAL TREATMENT REQUESTED].
8.7
Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 13.1, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 8, 12, 13, 14, 15, 16, 17 and 18 hereof shall survive expiration or termination of this Agreement.
8.8
Files and Records. Upon the expiration or termination of this Agreement, BAXTER promptly shall make available to CLIENT copies of all manufacturing and process development documents and records relating to Product, shall store the originals or electronic copies of such documents and records according to cGMPs in a safe and secure facility for at least two (2) years after the expiration date of the last Batch Produced by BAXTER under this Agreement, and shall permit the FDA or other Regulatory Authorities access to such documents and records to the extent requested thereby. For a period of twelve (12) months following expiration or termination of this Agreement, BAXTER shall make available to CLIENT for review, from the DMF, any non-confidential information contained therein that is reasonably related to Product that may be used by CLIENT to support any investigational studies or commercial marketing of Product.
Article 9, PRODUCTION OF PRODUCT
9.1
Production. BAXTER shall Produce Product in accordance with the Product Requirements. Subject to compliance with reasonable rules and regulations of BAXTER relating to confidentiality, safety and security, CLIENT shall have the right to access the BAXTER facilities directly affecting the Production of Product, and all applicable records related thereto, to oversee Production of Product in accordance with the Quality Agreement and BAXTER's standard visitation policy. CLIENT shall have the right to oversee each Production run of Product (from Component preparation through final labeling and assembly) in accordance with the Quality Agreement. CLIENT shall have the right to render technical advice and direction to BAXTER regarding Production of Product pursuant to their involvement in the generation of the Master Batch Record or direct communication with the Project Manager or Technical Service Representative. BAXTER promptly shall implement all reasonable advice and direction provided that such advice and direction is not inconsistent with the Product Master Plan, BAXTER SOPs, and cGMPs. If CLIENT observes or discovers variances from established standards and methods of Production of Product, CLIENT shall give written notice thereof to BAXTER, and upon receipt of any such notice, BAXTER promptly shall take all appropriate remedial or corrective action and give written notice to CLIENT describing in reasonable detail such actions taken. If BAXTER disagrees with any such advice and direction, the parties shall discuss in good faith an appropriate resolution.

9.2
Audits. CLIENT shall have the right to audit BAXTER's facilities in accordance with the Quality Agreement. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to BAXTER, shall be at CLIENT's expense, and shall not occur more than one (1) time per calendar year unless required by BAXTER's compliance status or CLIENT's obligations as a license holder. If CLIENT requests additional audits which are not due to BAXTER's compliance status and BAXTER agrees to such audits, CLIENT will incur fees as reasonably determined by BAXTER. Such fees shall be paid promptly upon completion of such audits. In connection with performing such audits, CLIENT shall comply with all reasonable rules and regulations promulgated by BAXTER relating to confidentiality, safety and security. All information disclosed or reviewed in such inspections shall be deemed to be the property of BAXTER and BAXTER Confidential Information (subject to the exceptions set forth in Section 1 of the Confidentiality Agreement).
9.3
Testing. In accordance with the Quality Agreement, BAXTER shall test, or cause to be tested by third party testing facilities audited by BAXTER, in accordance with the Product Requirements, each Batch of Product Produced pursuant to this Agreement before delivery to CLIENT. A certificate of analysis for each Batch of Product delivered to CLIENT shall set forth the items tested by BAXTER, specifications, and test results in accordance with the Quality Agreement. BAXTER shall send, or cause to be sent, such certificates along with one (1) copy of the Released Executed Batch Record to CLIENT prior to or at the same time of shipment of Product to CLIENT.
As required by the FDA, CLIENT shall assume full responsibility for final release of each lot of Product.
9.4
Permits and Licenses. Client shall have sole responsibility, at its expense, for obtaining all permits and licenses necessary or required for the sale, marketing and commercialization of each Product Produced by BAXTER hereunder. BAXTER shall be responsible, [CONFIDENTIAL TREATMENT REQUESTED], to obtain and maintain all permits and licenses required for it to carry out its regulatory and Production obligations hereunder. BAXTER, at CLIENT's request [CONFIDENTIAL TREATMENT REQUESTED], shall cooperate with CLIENT by assisting in preparing and filing any necessary documents to support CLIENT's applications for permits and licenses.
9.5
Regulatory Requirements. Each party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Product under this Agreement and which are required by the FDA, any other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Notwithstanding anything to the contrary in this Agreement, BAXTER shall be responsible for its compliance with all regulatory requirements of the United States and all foreign countries listed in [CONFIDENTIAL TREATMENT REQUESTED] (as amended, supplemented or restated from time to time in accordance with Section 2.2.2) that are applicable to BAXTER's facilities and BAXTER's activities in Production, whether or not CLIENT is aware of such requirements and has failed to give notice to BAXTER.
9.6
Drug Master File. In accordance with the Product Master Plan, BAXTER shall file and maintain the appropriate Drug Master File ("DMF") and related reference applications (e.g. Site Master File) for its Production of each Product hereunder in accordance with 21 CFR 314.420, as may be amended from time to time, at BAXTER's expense.

9.7	Changes in Manufacturing
9.7.1
Changes to Product Master Plan. BAXTER agrees to inform CLIENT within [CONFIDENTIAL TREATMENT REQUESTED] of the result of any regulatory development that directly affect the Production of a Product or changes to Product-specific BAXTER SOPs. BAXTER shall give written notice to CLIENT of any such changes, and CLIENT and BAXTER will review such development or changes in accordance with the Quality Agreement; provided, however, that (a) BAXTER shall assure that all such changes to the Product-specific BAXTER SOPs are consistent with the Product Master Plan unless the parties otherwise expressly agrees in writing, and (b) any changes to the Product Master Plan shall be made only in accordance with Section 2.2.
9.7.2
Product-Specific Changes. If facility, equipment, process or system changes are required of BAXTER as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of a Product, then CLIENT and BAXTER will review such requirements and agree in writing to such regulatory changes in accordance with the Quality Agreement, and [CONFIDENTIAL TREATMENT REQUESTED] (a) BAXTER shall assure that all such changes to the Product-specific BAXTER SOPs are consistent with the Product Master Plan unless the parties otherwise expressly agree in writing, and (b) any changes to the Product Master Plan shall be made only in accordance with Section 2.2.
9.8	Equipment Expenses. If BAXTER is required to obtain specialized equipment in order to Produce a Product for CLIENT, the costs of such equipment [CONFIDENTIAL TREATMENT REQUESTED].
9.9
Ownership and Use of Equipment. All such equipment [CONFIDENTIAL TREATMENT REQUESTED] shall be owned solely by CLIENT; provided, however, that such equipment shall remain at BAXTER's facility used for Production of Products and shall be available for BAXTER's use solely in connection with the Production of Products for CLIENT. BAXTER shall not use such equipment for any other purpose, shall not transfer such equipment to any third party or other location, shall not purport to convey or grant to any third party an interest in such equipment, and shall take no action inconsistent with CLIENT's ownership of such equipment. During the term of this Agreement, BAXTER shall be responsible for maintaining, servicing and insuring (including by means of self-insurance) such equipment to the same extent and in the same manner as BAXTER maintains, services and insures (including by means of self- insurance) its own equipment. BAXTER shall maintain appropriate records regarding the use, maintenance and service of such equipment. Upon termination of this Agreement, BAXTER promptly shall deliver such equipment to CLIENT at such location as CLIENT reasonably requests.
Article 10, REGULATORY
10.1
Regulatory Approvals. In accordance with the Product Master Plan, CLIENT will diligently pursue Regulatory Approval of marketing licenses for Products Produced by BAXTER hereunder. CLIENT will advise BAXTER of document requirements in support of BLA and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. BAXTER will provide documents and assist CLIENT in preparation of submissions to Regulatory Authorities (both U.S and foreign) designated by CLIENT in support of CLIENT's BLAs, similar applications required of foreign governments and licenses. All regulatory submission preparation and maintenance performed by BAXTER for CLIENT shall be specified in the Product Master Plan.

10.2	Regulatory Authority Inspections.
10.2.1
Interaction with Regulatory Authorities. All interaction with Regulatory Authorities (both written and oral) that directly affects Product or the Production of Product shall be conducted in accordance with the provisions of this Article 10. At CLIENT's request, BAXTER will authorize Regulatory Authorities to review on CLIENT's behalf applications related to the Production of Products.
10.2.2
Product Pre-Approval Inspection. In the case of the Product Pre-Approval Inspection by the FDA related to the Products, the following shall apply: (a) BAXTER immediately shall inform CLIENT of the notice of such inspection; (b) BAXTER shall permit a representative of CLIENT (who shall be selected by BAXTER from a list of senior representatives reasonably provided by CLIENT) to be present at such inspection (but not to participate, except as requested by BAXTER); (c) BAXTER shall permit such representative of CLIENT to be present at, and participate in, each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) BAXTER promptly shall provide CLIENT with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483) received by BAXTER relating to such inspection, and (e) BAXTER shall provide CLIENT with advance copies of all proposed responses to any such inspections, notices or actions, shall permit CLIENT reasonable opportunity to review and comment on each such response, shall reasonably consider CLIENT's reasonable comments thereon, and shall provide CLIENT with copies of each such response as submitted.
10.2.3
Other Product Specific Inspections. In the case of an inspection (other than the Product Pre-Approval Inspection) by a Regulatory Authority that directly affects the Production of Products, the following shall apply: (a) BAXTER immediately shall inform CLIENT of the notice of such inspection; (b) BAXTER shall permit a representative of CLIENT (who shall be selected by BAXTER from a list of senior representatives reasonably provided by CLIENT) to be present at the BAXTER facility that is the subject of such inspection (but not to be present at the inspection or to participate, except as requested by BAXTER); (c) BAXTER shall permit such representative of CLIENT to be present at, and participate in, each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) BAXTER promptly shall provide CLIENT with copies of all written materials, including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483) received by BAXTER relating to such inspection, and (e) BAXTER shall provide CLIENT with advance copies of all proposed responses to any such inspections, notices or actions, shall permit CLIENT reasonable opportunity to review and comment on each such response, shall reasonably consider CLIENT's reasonable comments thereon, and shall provide CLIENT with copies of each such response as submitted.

10.2.4
Other Inspections. In the case of an inspection by a Regulatory Authority of a Baxter facility that does not directly affect the Production of Products, the following shall apply: (a) BAXTER promptly shall provide CLIENT with copies of all written materials (with confidential information that does not directly affect the Production of Products redacted therefrom), including without limitation copies of any Notice of Inspection (FDA Form 482), other notice of inspection, notice of violation, other similar notice, or Inspectional Observations (FDA Form 483) received by BAXTER relating to such inspection; and (b) BAXTER promptly shall provide CLIENT with copies of all responses to any such inspections, notices or actions (with confidential information that does not directly affect the Production of Products redacted therefrom).
10.3
Accelerated Delivery of Kits. In the event of any adverse regulatory action, including without limitation receipt by BAXTER from the FDA or other Regulatory Authorities of a warning letter, injunction, restraining order, notice of intent to do any of the foregoing, or notice of intent to revoke or suspend any of BAXTER's licenses that directly affect Product or the Production of Product, BAXTER shall deliver to CLIENT, within forty eight (48) hours of a written request from CLIENT and after tender by CLIENT of the applicable Purchase Price, all Kits and Kit Components requested by CLIENT in BAXTER's possession; provided that BAXTER is not prohibited from doing so per any applicable law, regulation, court or agency order, notice, or ruling.
Article 11, TRADEMARKS
11.1
CLIENT grants to BAXTER a non-exclusive, royalty free license to use the CLIENT Trademarks for the sole purpose of allowing BAXTER to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.
11.2
CLIENT shall be solely responsible for selecting, registering and enforcing the CLIENT Trademarks used to identify a Product and except as set forth in Section 11.1 and shall have sole and exclusive rights in such CLIENT Trademarks.
Article 12, REPRESENTATIONS AND WARRANTIES
12.1
Mutual Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2
BAXTER Warranties. BAXTER represents and warrants that, as of the time of delivery to CLIENT in accordance with this Agreement, all Product Produced under this Agreement (a) conforms to the Kit Component Specifications and/or Kit Specifications (as applicable), (b) has been Produced in accordance with cGMP and all applicable laws and regulations set forth in the Product Master Plan and in accordance with the applicable Certificates of Analysis (provided in accordance with the Quality Agreement) accompanying each Batch of Product, and (c) is not adulterated or misbranded within the meaning of the FD&C Act. BAXTER represents and warrants that it has obtained (or will obtain prior to Producing Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the "Permits") which are required under federal, state and local laws, rules and regulations applicable to the Production only of Product as specified in the Product Master Plan; provided, however, BAXTER shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Products or with respect to the labeling of Products. BAXTER makes no representation or warranty with respect to the sale, marketing, distribution or use of Bulk Conjugated Antibody, other CLIENT Supplied Components or Products or as to printed materials specified by CLIENT or its consignee. BAXTER represents and warrants that (i) no BAXTER employees performing services on behalf of BAXTER under this Agreement have been debarred under Section 306 of the FD&C Act, and (ii) to its knowledge, no persons (other than BAXTER employees) performing services on behalf of BAXTER under this Agreement have been debarred under Section 306 of the FD&C Act.
12.3
Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1 and 12.2 of this Agreement, BAXTER makes no warranties, written, oral, express or implied, with respect to Product or the Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED BY ANY REPRESENTATIVES OF BAXTER. CLIENT accepts Product subject to the terms hereof.
12.4
CLIENT Warranties. CLIENT warrants that it has the right to give BAXTER any information provided by CLIENT hereunder, and that BAXTER has the right to use such information for the Production of Product. CLIENT further warrants that the Bulk Conjugated Antibody and other CLIENT Supplied Components provided to BAXTER hereunder will (1) conform to the applicable Kit Component Specifications and/or Kit Specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act.
12.5
Disclaimer of Warranties. Except for those warranties set forth in Section 12.4 of this Agreement, CLIENT makes no warranties, written, oral, express or implied, with respect to Bulk Conjugated Antibody, other CLIENT Supplied Components or Products. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY CLIENT. NO WARRANTIES OF CLIENT MAY BE CHANGED BY ANY REPRESENTATIVES OF CLIENT. BAXTER accepts Bulk Conjugated Antibody and other CLIENT Supplied Components subject to the terms hereof.

Article 13, LIMITATION OF LIABILITY, WAIVER OF SUBROGATION AND REPLACEMENT OF BULK CONJUGATED ANTIBODY AND OTHER CLIENT SUPPLIED COMPONENTS
13.1
Limitation of Liability. Under no circumstances shall either party be liable to the other for loss of use or profits or other collateral, special, consequential, incidental or punitive damages, including but not limited to the cost of a recall, except as set forth in Sections 14 and 16, whether such claims are founded in tort or contract. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, [CONFIDENTIAL TREATMENT REQUESTED].
13.2
Waiver of Subrogation. All BAXTER Supplied Components and equipment used by BAXTER in the Production of Product, other than those Components and equipment that are specifically stated in this Agreement to be owned by CLIENT (collectively, "BAXTER Property"), shall at all times remain the property of BAXTER and BAXTER assumes risk of loss for the BAXTER Property until delivery of Product to a common carrier as specified under Section 6.1. BAXTER hereby waives any and all rights of recovery against CLIENT and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to BAXTER Property to the extent the loss of damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement).
13.3	Replacement of Bulk Conjugated Antibody. Risk of loss and responsibility for the cost of lost Bulk Conjugated Antibody shall be as follows:
	13.3.1	[CONFIDENTIAL TREATMENT REQUESTED].
	13.3.2	[CONFIDENTIAL TREATMENT REQUESTED].
	13.3.3	[CONFIDENTIAL TREATMENT REQUESTED].
13.3.4
Except as otherwise set forth in Sections 13.3.1, 13.3.2 and 13.3.3, with respect to Products determined to be non-conforming in any calendar year under Section 7.2, [CONFIDENTIAL TREATMENT REQUESTED].
	13.3.5	Except as otherwise set forth in Sections 13.3.1, 13.3.2 and 13.3.3, [CONFIDENTIAL TREATMENT REQUESTED].
	13.3.6	For purposes of this Section 13.3 the replacement cost for Bulk Conjugated Antibody shall be [CONFIDENTIAL TREATMENT REQUESTED].
	13.3.7	[CONFIDENTIAL TREATMENT REQUESTED].
	13.3.8	[CONFIDENTIAL TREATMENT REQUESTED].
13.4	Replacement of Other CLIENT Supplied Components. Risk of loss and responsibility for the cost of lost [CONFIDENTIAL TREATMENT REQUESTED], shall be borne solely by [CONFIDENTIAL TREATMENT REQUESTED].
13.5	[CONFIDENTIAL TREATMENT REQUESTED].

Article 14, INDEMNIFICATION
14.1
CLIENT Indemnification. CLIENT shall indemnify, defend and hold harmless BAXTER and its Affiliates and any of their respective directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the "Indemnified Parties") from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and costs) incurred as a result of any claims, demands, actions or other proceedings by unaffiliated third parties against an Indemnified Party [CONFIDENTIAL TREATMENT REQUESTED] arising out of property damage or personal injury (including without limitation death) of third parties (collectively "Claims"), resulting from [CONFIDENTIAL TREATMENT REQUESTED].
14.2
BAXTER Indemnification. BAXTER shall indemnify, defend and hold harmless CLIENT and its Affiliates and any of their respective directors, officers, employees, and agents from and against any and all Claims resulting [CONFIDENTIAL TREATMENT REQUESTED].
14.3
Indemnitee Obligations. A party (the "Indemnitee") which intends to claim indemnification under this Section 14 shall promptly notify the other party (the "Indemnitor") in writing of any claim, demand, action, or other proceeding in respect of which the Indemnitee intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee's rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 14. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

Article 15, INSURANCE
15.1
CLIENT Insurance. CLIENT shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of the last Product Produced under this Agreement, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the "CLIENT Insurance"). The CLIENT Insurance shall cover amounts not less than [CONFIDENTIAL TREATMENT REQUESTED] combined single limit and shall be with an insurance carrier reasonably acceptable to BAXTER. BAXTER shall be named as an additional insured on the CLIENT Insurance and CLIENT promptly shall deliver a certificate of CLIENT Insurance and endorsement of additional insured to BAXTER evidencing such coverage. If CLIENT fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement BAXTER is notified of the cancellation or lapse of the CLIENT Insurance, and CLIENT fails to rectify the same within ten (10) calendar days after notice from BAXTER, in addition to all other remedies available to BAXTER hereunder, BAXTER, at its option, may obtain the CLIENT Insurance and CLIENT promptly shall reimburse BAXTER for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of CLIENT.
15.2
BAXTER Insurance. BAXTER is, and shall during the Term of this Agreement remain, self-insured for the type of liability that could arise under this Agreement, to the same extent and in the same manner as BAXTER maintains self-insurance for similar activities. Notwithstanding the foregoing, except in the case of an assignment of this Agreement by BAXTER to an Affiliate of Baxter Healthcare Corporation, unless CLIENT otherwise reasonably agrees, any permitted assignee or successor in interest to BAXTER under this Agreement (the "Successor") shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of the last Product Produced under this Agreement, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the "Successor Insurance"). The Successor Insurance shall cover amounts not less than [CONFIDENTIAL TREATMENT REQUESTED] combined single limit and shall be with an insurance carrier reasonably acceptable to CLIENT. CLIENT shall be named as an additional insured on the Successor Insurance and Successor promptly shall deliver a certificate of Successor Insurance and endorsement of additional insured to CLIENT evidencing such coverage. If Successor fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement CLIENT is notified of the cancellation or lapse of the Successor Insurance, and Successor fails to rectify the same within [CONFIDENTIAL TREATMENT REQUESTED] after notice from CLIENT, in addition to all other remedies available to CLIENT hereunder, CLIENT, at its option, may obtain the Successor Insurance and Successor promptly shall reimburse CLIENT for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of Successor.
Article 16, RECALL OF PRODUCT
16.1
Each party promptly shall notify the other if any Batch of Product is alleged or proven to be the subject of a recall, market withdrawal or correction. CLIENT shall be responsible for coordinating any recall, market withdrawal or field correction of Product, and recall, market withdrawal or correction shall be conducted in accordance with the provisions of the Quality Agreement. CLIENT shall provide BAXTER with a copy of all documents relating to such recall, market withdrawal or field correction. BAXTER shall cooperate with CLIENT (including providing CLIENT with all data, information and documents requested by CLIENT) in connection with such recall, market withdrawal or field correction, at CLIENT's expense. [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]
Recall Class
Number of Consignees
	I	II	III

N/A

N/A

N/A

In the event a recall, market withdrawal or field correction is necessary because [CONFIDENTIAL TREATMENT REQUESTED].
16.2	[CONFIDENTIAL TREATMENT REQUESTED].
Article 17, INTELLECTUAL PROPERTY
17.1
Existing Intellectual Property. Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, CLIENT shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable United States and foreign laws, rules and regulations relating to Product, Bulk Conjugated Antibody, CLIENT Supplied Components, labeling and trademarks associated therewith (collectively, "CLIENT's Intellectual Property"). Neither BAXTER nor any third party shall acquire any right, title or interest in CLIENT's Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.
17.2
Individually Owned Inventions. Except as the parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing party without a duty to account to the other party. For purposes of this Agreement, "Invention" shall mean any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. BAXTER hereby grants to CLIENT a royalty-free, non-exclusive, worldwide license (with the right to grant sublicenses) under all patent rights and other intellectual property rights covering Inventions which are conceived, reduced to practice, or created by BAXTER in the course of performing its obligations under this Agreement and which relate directly to the Bulk Conjugated Antibody or other CLIENT Supplied Components.

17.3
Jointly Owned Inventions. All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming any such Invention) in the course of the performance of this Agreement shall be owned jointly by the parties. Each party shall have full rights, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any such jointly-owned Inventions and the patent rights and other intellectual property rights therein without the consent of, or payment or accounting to, the other party. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions.
17.4
Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or intellectual property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.
17.5
Rights in IP. The party owning any solely-owned Invention shall have the world wide right to control the drafting, filing, prosecution and maintenance of patents covering such solely-owned Invention, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party, at the sole cost of the other party, in the filing and prosecution of patent applications covering Inventions solely owned by the other party. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.
17.6
Confidentiality of IP. The protection of each party's Confidential Information is described in Section 18. Any disclosure of information by one party to the other under the provisions of this Section 17 shall be treated as the disclosing party's Confidential Information under this Agreement (subject to the exceptions set forth in Section 1 of the Confidentiality Agreement). It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party's Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.
Article 18, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY
18.1
Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. In accordance with the terms and conditions of the Confidentiality Agreement, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party's directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement.

18.2
Prior Confidentiality Agreement. The Confidentiality Agreement, by reference, is made a part hereof as though fully set forth herein. The Parties acknowledge that BAXTER is the successor by assignment to Baxter Healthcare Corporation under the Confidentiality Agreement, and BAXTER shall be bound by the terms of the Confidentiality Agreement to the same extent as if BAXTER were an original signatory thereto. The Confidentiality Agreement is amended (a) to govern all disclosures by the parties hereunder, and [CONFIDENTIAL TREATMENT REQUESTED].
18.3
Third Party Disclosure. Either party may disclose Confidential Information of the disclosing party to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, "Permitted Recipients"); provided that such Permitted Recipients are bound to maintain such Confidential Information in confidence to the same extent as set forth in Section 18.1.
18.4
Litigation and Governmental Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable laws, governmental regulations or court orders, or conducting pre-clinical or clinical trials, provided that if a party is required by law or regulation to make any such disclosure of the other party's Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
18.5
Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 18.4, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
18.6
Publicity and SEC Filings. The parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the parties. The failure of a party to return a draft of a press release with its proposed amendments or modifications to such press release to the other party within [CONFIDENTIAL TREATMENT REQUESTED] of such party's receipt of such press release shall be deemed as such party's approval of such press release as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

Article 19, FORCE MAJEURE
19.1
Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money), to the extent caused by an event outside the affected party's reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt written notice to the other party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected party's nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. [CONFIDENTIAL TREATMENT REQUESTED].
Article 20, NOTICES
20.1
All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:
If to BAXTER:	Baxter Pharmaceutical Solutions LLC 927 South Curry Pike Bloomington, Indiana 47403 Attn: Alisa K. Wright, Vice President of Business Affairs
Telefax No. 812-332-3079 Telephone No. 812-333-0887
With a copy to:	Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015-4633 Attn: General Counsel
Telefax No. (847) 948-2450 Telephone No. (847) 948-2600
If to CLIENT:	IDEC Pharmaceuticals Corporation 3030 Callan Road San Diego, California 92121 Attn: President
Telefax No. (858) 431-8755 Telephone No. (858) 431-8500

With a copy to:	IDEC Pharmaceuticals Corporation 3030 Callan Road San Diego, California 92121 Attn: Company Secretary
Telefax No. (858) 431-8755 Telephone No. (858) 431-8500
Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this section.
Article 21, APPLICABLE LAW
21.1
This Agreement is being delivered and executed in the State of Indiana. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Indiana, without regard to the principals of conflicts of laws.
Article 22, ASSIGNMENT
22.1
Neither party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the written approval of the other party. In addition, no consent shall be required (a) in the case of an assignment by BAXTER to an Affiliate of Baxter Healthcare Corporation, or (b) in the case of a transaction involving the merger, consolidation, change in control or sale of all or substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this section shall be void.
Article 23, ALLIANCES
23.1
Notwithstanding anything to the contrary herein, BAXTER agrees that CLIENT shall have the right to enter into alliances with third parties who may engage in joint (with CLIENT) or unilateral marketing and promoting of Product or any combination of products that includes Product.
Article 24, TAXES
24.1
CLIENT shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Product to CLIENT pursuant to this Agreement or the sale or distribution of Product by CLIENT (or at CLIENT's sole expense, defend against the imposition of such taxes and expenses). BAXTER shall notify CLIENT of any such taxes that any governmental authority is seeking to collect from BAXTER, and CLIENT may assume the defense thereof in BAXTER's name, if necessary, and BAXTER agrees to fully cooperate in such defense to the extent of the capacity of BAXTER, at CLIENT's expense. BAXTER shall pay all national, state, municipal or other taxes on the income resulting from the sale by BAXTER of Product to CLIENT under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

Article 25, SUCCESSORS AND ASSIGNS
25.1	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
Article 26, ENTIRE AGREEMENT
26.1
This Agreement, together with the Product Master Plan and the Confidentiality Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements, understandings and representations with respect thereto.
Article 27, SEVERABILITY
27.1
If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
Article 28, WAIVER AND MODIFICATION OF AGREEMENT
28.1
No waiver or modification of any of the terms of this Agreement (including the [CONFIDENTIAL TREATMENT REQUESTED] hereto), the Product Master Plan or the Confidentiality Agreement, shall be valid unless in writing and signed by an authorized representative of each party. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
Article 29, INDEPENDENT CONTRACTORS
29.1	BAXTER and CLIENT are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other.

        IN WITNESS WHEREOF, the parties have caused this Commercial Supply Agreement to be signed by their duly authorized representatives as of the Effective Date written above.

	"BAXTER"		"CLIENT"
BAXTER PHARMACEUTICAL SOLUTIONS LLC		IDEC PHARMACEUTICALS CORPORATION
By:		By:

Name:	Alisa Wright	Name:

Title:	Vice President	Title: